Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-197800 and 333-203081) and Form S-3 (File No. 333-206052) of Loxo Oncology, Inc. of our report dated March 15, 2016, on our audits of the financial statements of Loxo Oncology, Inc. as of December 31, 2015 and 2014 and for the years then ended, which report is included in the Annual Report on Form 10-K of Loxo Oncology, Inc. for the year ended December 31, 2015.

/s/ CohnReznick LLP

Roseland, New Jersey

March 15, 2016